EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of March 25, 2016 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of July 20, 2015, is by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), and Gold Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, the Company will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Parent; and

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 8.11 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1 All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2 Section 7.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to April 30, 2016 (provided that if on April 30, 2016 the condition to closing set forth in Section 6.1(b), Section 6.1(e) or Section 6.1(h) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 30, 2016) or waived by all parties entitled to the benefit of such conditions, then, at the election of Parent, such date may be extended to June 30, 2016 (the “End Date Extension”)) if Parent provides written notice to the Company on or prior to April 30, 2016 (April 30, 2016, as such date may be extended by the End Date Extension, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;”

Section 1.3 In furtherance and not in limitation of Section 1.7 of this Amendment and for the avoidance of doubt, the parties hereby acknowledge and agree that notwithstanding anything to the contrary in this Amendment, (i) pursuant to the Tax Matters Agreement, clause (v)(B) of the definition of the term “Assumptions” as set forth therein will not apply in the event that the Closing does not occur on or before March 31, 2016 and (ii) the references to “March 31, 2016” set forth in Section 2.2(b), Section 2.4(a)(vi) and Section 2.4(b)(v) of the Separation Agreement are not amended by this Amendment.

Section 1.4 This Amendment and the Agreement together with the exhibits thereto, schedules thereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13 of the Agreement, this Amendment is not intended to grant standing to any person other than the parties hereto.

Section 1.5 This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 1.6 This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 1.7 Except as otherwise provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.8 From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 2.0 Article VIII of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	President and Chief Financial Officer

GAMING AND LEISURE PROPERTIES, INC.

By:	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Senior Vice President, General Counsel, and Secretary

GOLD MERGER SUB, LLC

By:	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Vice President and Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]